COMPLIANCE OPERATIONS

Responsible Persons:

  Chief Executive Officer: Dan Pine
  Chief Compliance Officer: Mark Pearson

CODE OF ETHICS

Introduction

     This Code of Ethics (the "Code") is intended to be read and understood by each Employee of Forum Securities Limited (“Manager” for purposes of this Code) with respect to such Employee's activities on behalf of Manager and himself or herself. This Code does not attempt to serve as a comprehensive outline regarding the conduct of Employees of Manager, but rather to establish general rules of ethical conduct and prophylactic procedures applicable to all Employees of Manager.

     This Code should be kept at hand for easy reference. Any questions regarding this Code or compliance issues must be directed to the Chief Compliance Officer (“Chief Compliance Officer”). The Chief Compliance Officer is responsible for ensuring that you are familiar with the rules applicable to your activities on behalf of Manager. We expect you to be thoroughly familiar with Manager's standards and procedures as set forth in this Code. In order to make it easier to review and understand this Code, a few terms that are commonly used throughout the Code are defined below: "Client Account" means the account of any client, including various limited partnerships (other than an account of an Employee or of Manager) as to which Manager or an affiliate thereof provides investment advisory or management services.

     "Employee" means each member, director, principal, partner, employee of an affiliate of Manager providing services to Manager, and in certain circumstances, as determined by the Chief Compliance Officer, independent consultants and temporary employees engaged by Manager. References in this Code to “you” refer to Manager Employees.

     “FPIM” means Forum Partners Investment Management LLC, a Delaware limited liability company and affiliate of Manager.

     “Immediate Family Member” means a parent, mother-in-law or father-in-law, husband or wife or domestic partner, brother or sister, brother-in law or sister-in-law, son-in-law or daughter-in-law or child.

     "Proprietary Account" means a personal investment or trading account in which an Employee or any of his or her Immediate Family Members sharing the same household maintains a beneficial interest, an investment or trading account (other than a Client Account) over which an Employee exercises control or provides investment advice, or a proprietary investment or trading account maintained for Manager or its Employees as to which there is the ability on the part of the Employees to purchase/sell “Securities” as defined herein.

     “Real Estate Security” and/or “Real Estate Securities” mean all investment instruments commonly viewed as Securities which are real estate related and are listed on any exchange and include the Securities of publicly listed and non-publicly listed companies.

"Security" and/or “Securities” mean all investment instruments commonly viewed as 1 securities, such as common stock, units, corporate bonds, stock options and single stock futures, but shall not include: shares of registered open-end investment companies other than those for which Manager or an affiliate provides investment advisory or management services, direct obligations of the United States or any state or municipality, securities issued by other sovereign governments, bank certificates of deposit, commercial paper, foreign exchange "spot" or "forward" contracts and money market investments.

Section 1
General

1.1. Statement of General Principles

     All Employees owe a fiduciary duty to, among others, Manager's Clients. The interest of Clients must always be recognized, be respected and be placed before those of Employees. In any decision relating to personal investments or other matters, Employees must assiduously avoid serving their own personal interests ahead of any Client's interests or taking inappropriate advantage of their position with or on behalf of Manager. It is critical that Employees avoid any situation that might compromise --or appear to compromise-- their exercise of fully independent judgment in the interests of Manager's Clients. Employees must not only comply with the Code and avoid any actual or potential conflicts of interest, but must also abide by the spirit of the Code and the principles articulated herein.

     Any exceptions from the Code may be only be granted by the Chief Compliance Officer and should be memorialized by the Chief Compliance Officer granting the exception in writing.

     The following principles apply to all aspects of our investment management business and serve as the foundation for the more specific provisions of this Code that follow:

1.1.1 We are fiduciaries who put the Clients’ best interests first.

In carrying out the business of Manager, we are functioning as fiduciaries toward Manager’s Clients –whether they are trust accounts, funds, or other advisory Clients – and we must give the highest priority to whatever is in the Clients’ best interests.

1.1.2 We avoid conflicts of interest.

As fiduciaries, we owe each Client our undivided loyalty in the pursuit of that Client’s goals and objectives. We must avoid any situation or activity that creates an opportunity for financial gain to us or Manager to the detriment of the Client.

1.1.3. We are truthful and honest.

The information that we provide to Clients, co-workers and supervisors must be complete and accurate. This includes oral communications, written communications, internal and external reports and filings. In all of these contexts, we must be careful not to mislead, misrepresent or misstate.

1.1.4. We are well trained and fully informed.

Each of us has a responsibility to educate ourselves, on an ongoing basis, regarding Manager’s investment management business and the applicable regulatory standards through whatever means are available, including careful review of all written materials that are distributed by Manager, participation in group meetings and training sessions and use of other informational resources.

1.2. Use and Distribution

     This Code is a basic part of Manager's compliance program. All Employees of Manager will be provided a copy of this Code. Such persons are required to sign an acknowledgment stating that they have received the Code and understand its contents. This Code may be revised and supplemented from time to time. It is the responsibility of the holder to see that his or her copy is up-to-date by inserting new material as instructed.

Section 2
Employee Conduct

2.1. Outside Activities

     All outside activities conducted by an Employee which either (i) provide for compensation to the Employee or (ii) involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, whether or not compensated, must be approved beforehand by the Chief Compliance Officer. The Chief Compliance Officer may require full details concerning the outside activity including the number of hours involved and compensation to be received.

     Prior to accepting an officership or directorship in any business or for-profit organization, an Employee must obtain approval from the Chief Compliance Officer. While approval is not needed in the case of Immediate Family Members accepting such positions, notice should be provided to the Chief Compliance Officer.

2.2. Potential Conflicts of Interest

     It is a violation of an Employee's duty of loyalty to Manager for any Employee, without the prior written consent of the Chief Compliance Officer, to:

     (a) accept, directly or indirectly, from any person, firm, corporation or association, other than FPIM or another of Manager’s affiliates, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of Manager or a Client Account, provided, however, Employees may accept gifts that are customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff up to $350. Any gift over $350 must be disclosed to the Chief Compliance Officer who will determine whether acceptance is appropriate or (b) own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any Securities, financial or financial related business, except for minority stock ownership or other financial interest in any business which is publicly owned and such other interests as may be approved by the Chief Compliance Officer.

     An Employee may not influence, directly or indirectly, investment decisions on behalf of Manager’s Clients for the benefit (in any form) of any family member, friend or anyone having any other relationship with the Employee.

2.3. Confidentiality of Client-Related and Firm-Related Information

     Any information that an Employee obtains regarding advice furnished by Manager to its Clients, nonpublic data furnished to Manager by any Client or any other person or the nonpublic analyses and other proprietary data or information of Manager (e.g., Manager's investment positions, the amount of assets under management, performance information, and information with respect to existing and potential Clients) is strictly confidential and may not be revealed to third parties except to the extent necessary for the performance of an Employee’s duties, nor may such confidential information be used for the benefit of any person other than Manager or the Client to whom the information pertains. Such information is the property of Manager and disclosure of such information to any third party without the permission of the Chief Compliance Officer is grounds for immediate dismissal by Manager.

2.4 Service as an Officer or Director of a Public Company.

     Without the prior approval of the Chief Compliance Officer, no Employee may serve as an officer or director of any for-profit company. The determination of an Employee's eligibility to serve as an officer or director shall be based on whether such service would be consistent with the interests of Manager and its Clients. If service is authorized, certain safeguards may be implemented in the discretion of the Chief Compliance Officer. While approval is not needed in the case of Immediate Family Members accepting such positions, notice should be provided to the Chief Compliance Officer.

2.5. Disciplinary Matters and Involvement in Litigation

     Each prospective Employee is required to complete a questionnaire (in the form attached hereto as Exhibit A) responding to, among other things, questions regarding legal and disciplinary actions involving the Employee. The completed questionnaire is maintained as part of each Employee's permanent personnel record and each Employee is required to advise the Chief Compliance Officer immediately of any event which would change the Employee's response to any question concerning legal or disciplinary actions.

     An Employee shall advise the Chief Compliance Officer immediately if she or he becomes involved in or threatened with litigation or a civil, criminal or regulatory investigation or proceeding of any kind, or is subject to any judgment, order or arrest.

2.6. Contact with Government Officials and Regulators; Political Contributions and

Public Office

     The securities industry is highly regulated. Manager may be contacted by regulators and/or government officials for a wide variety of reasons. An Employee, who is contacted by a government official or regulator regarding any matter relating to the business of Manager, whether by telephone, letter or office visit, must immediately – and prior to engaging in any discussion or providing any information -- refer the contacting party to Manager’s Chief Compliance Officer and inform the Chief Compliance Officer of the contact. Employees may not, under any circumstances, engage in any discussion or take any other action in response to the contact (except as may be required by law) without notifying the Chief Compliance Officer.

     Employees may not make contributions to any U.S. state or local government officials who may have or share any discretion, or otherwise be in a position to influence, the allocation of business to Manager, including any award of investment commitments.

Employees may make donations to federal candidates (federal office holders or national political parties).

     No Employee can hold a public office if it in any way conflicts with Manager business. An Employee must seek approval from the Chief Compliance Officer before accepting or running for any position in public office.

In connection with the foregoing:

     No Employee may make any contributions to any public official having investment discretion or other involvement with any pension plan.

     In addition, the Chief Compliance Officer may maintain a “restricted list” of jurisdictions or categories of officials for which contributions are prohibited by Employees as a matter of policy. Such list, and any amendments thereto, will be communicated to Employees, who are required to confirm their compliance with the Code of Ethics at least annually.

Section 3

Personal Securities Transactions & Trading Restrictions Policy

Personal Securities Transactions

As matter of policy, all Employees will be treated as access persons (“Access Persons”) unless otherwise specifically designated by the Chief Compliance Officer. All of Manager’s Access Persons are subject to the restrictions and reporting in respect of nonpublic information, personal trading and the other requirements described herein.

Promptly, upon request from the Chief Compliance Officer, an Employee must identify, in writing, to the Chief Compliance Officer, all brokerage accounts that constitute Proprietary Accounts with respect to such Employee.

Persons and accounts subject to policies

All personal trading policies that apply to Access Persons also apply to transactions in any account, whether domestic or foreign, (a) that is established or maintained by an Access Person or by an Access Person’s Immediate Family, or any other person to whom an Access Persons provides significant financial support, (b) over which an Access Person, or any of the other persons referred to in (a), have the power, directly or indirectly, to make investment decisions, regardless of beneficial interest, or (c) that is established or maintained by an Access Person or with an Access Person’s consent or knowledge and in which such Access Person has a direct or indirect financial interest.

Please note that the term “immediate family” as used herein means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

Personal Securities Transactions

Employees’ personal trading must not result in legal, business and ethical conflicts or otherwise appear improper. Employees are prohibited from engaging in personal trading on a scale or of a kind that could distract Employees from their business responsibilities to Manager. Accordingly, Employees personal Securities transactions and other financial transactions must be oriented towards a philosophy of investment as distinguished from short-term or speculative trading.

Prohibited Transactions

Employees are prohibited from engaging in personal Securities transactions in Real Estate Securities.

If you are at all unsure whether a Security is a Real Estate Security you must contact the Chief Compliance Officer who will advise you whether or not a Security is a Real Estate Security.

Any Employee wishing to engage in personal Securities transactions in Real Estate Securities must first obtain the approval of the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any Real Estate Security. Any decision regarding pre-approval for a prohibited personal Securities transaction is at the sole discretion of the Chief Compliance Officer. If and when granted pre-approval may be subject to any conditions that the Chief Compliance Officers sees fit and any failure to adhere to the conditions (if any) set by the Chief Compliance Officer in respect of a prohibited personal Securities transaction will nullify the pre-approval and render it void. Although requests for pre-approval do not obligate an Employee to make a trade, pre-approval must not be sought for transactions which an Employee does not intend to make.

If granted pre-approval will expire at the end of the second business day after it is received. For this purpose the day in which pre-approval is granted constitutes the first business day. At the expiry of the two-day pre-approval period new pre-approval must be obtained to engage in personal Securities transactions in the relevant Securities.

Applications for pre-approval for prohibited personal Securities transactions must be submitted in writing to the Chief Compliance Officer clearly identifying the title and type of Security, and as applicable the exchange ticker symbol or CUSIP number as well as the number of shares in respect of which the Employee is seeking pre-approval along with a description of the intended transaction (e.g., acquisition, sale, etc.).

Holdings Reports

Each Employee is required to submit to the Chief Compliance Officer a report of his or her current Securities holdings (the “Holdings Report”). The Holdings Report will contain:

  The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable Security in which such Employee has any direct or indirect beneficial ownership;
  The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for such Employee’s direct or indirect benefit; and
  The date the report is submitted.

The Holdings Report must be submitted no later than 10 days after commencement of employment and no later than 45 days after the beginning of each year thereafter. The Holdings Reports must provide information that is current as of a date no more than 45 days before the individual is first required to submit a Holdings Report or the date the report is submitted, as the case may be. All Initial Holdings reports must be submitted using the form attached hereto as Exhibit A (located after the questionnaire) and all Annual Holdings reports must be submitted using the form attached hereto as Exhibit A1,.

Transaction Reports

Each Employee must submit a quarterly Securities transactions report to the Chief Compliance Officer. Each transaction report must contain the following information about each Securities transaction in which an Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

  The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable Security involved;
  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
  The price of the Security at which the transaction was effected;
  The name of the broker, dealer or bank with or through which the transaction was effected; and

• The date the report is submitted.

Each Employee must submit a transaction report (or otherwise certify that such Employee engaged in no transactions over the past quarter) no later than 30 days after the end of each calendar quarter. Transaction reports must be submitted using the form attached hereto as Exhibit B, although certification that an Employee engaged in no transactions over the past quarter may be given by email confirmation.

Transaction Monitoring and Restrictions

The Chief Compliance Officer may, with reasonable advance notice, place additional restrictions on any Employee's personal trading activities. The Chief Compliance Officer will review Employee holding and transaction reports as part of monitoring personal Securities trading for unusual or excessive trading patterns.

Preclearance of Certain Personal Investments

All Employees must obtain the approval of the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any Security in an initial public offering or a limited offering (such as privately-placed Securities).

  Any Employee seeking to participate in an initial public offering or limited offering must submit the preclearance form attached hereto as Exhibit C at least 10 calendar days before any potential participation in such transactions, and may not effect such an investment without the prior written consent of the Chief Compliance Officer.

Records

The Chief Compliance Officer will keep a record of any additional restrictions upon personal account dealing. This record should be made at the time the restrictions are placed and should be retained for three years. Copies of the Restricted List, Holding Reports, quarterly transaction reports and a record of each initial public offering and limited offering participation by Employees will be maintained in accordance with Manager’s books and records policy

Section 4
Policy Prohibiting Insider Trading

4.1 Purpose of Policy

     The purpose of this section is to familiarize the Employees of Manager with issues concerning insider trading and to assist them in understanding and adhering to Manager’s policy prohibiting insider trading.

Prohibition against Insider Trading and Tipping:

     Employees are prohibited from: (a) trading, for themselves or others (such as investment funds managed by Manager), while in possession of material, nonpublic information; and (b) communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading" or “tipping.”

     The above prohibition applies to every Employee of Manager and extends to activities within and outside their duties with Manager. It covers not only personal transactions of covered persons, but indirect trading by family, friends and others, or the nonpublic communication or distribution of inside information by you to others.

     The term "insider trading" is generally used to refer to the use of material nonpublic information to trade in Securities (whether or not one is an "insider") or the communication of material nonpublic information to others who may then seek to benefit from such information through trading or communicating it to others.

Generally, laws and regulations against insider trading prohibit:

(a)	trading by an insider, while in possession of material nonpublic information, or
(b)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, was obtained by the non-insider through improper means such as theft or was obtained or used by a non-insider in violation of a contractual duty of confidentiality, or
(c)	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

     1. Who is an Insider? The concept of "insider" is broad. It includes officers, directors, and employees of a publicly-traded company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to nonpublic information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services.

     2. What is Material Information? In general, information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or it is reasonably certain to have a substantial effect on the price of a company's Securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     3. What is Non-Public Information? Information is nonpublic if it has not yet been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the U.S. Securities and Exchange Commission (the “SEC”), or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be "effectively" disseminated before it is considered to be “public.”

     4. Applicable Legal Principles: (a) Fiduciary duty theory - Where there is a direct or indirect fiduciary relationship with the issuer or its agents, such as exists in the case of an “insider” (defined above), the issuer has a right to expect that the insider will refrain from trading on the basis of the nonpublic information that it receives from the issuer and its agents and will not improperly disclose such information to others. (b) Misappropriation theory - Non-insiders, who have no relationship with the issuer, are nonetheless prohibited from trading on the basis of “misappropriated” material nonpublic information –nonpublic information that they obtained improperly, such as through theft, or that they are contractually bound, through a code of conduct or confidentiality provision, not to use for their own benefit.

     5. Penalties for Insider Trading. Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

  civil injunctions
  payment for damages
  disgorgement of profits
  jail sentences
  fines for both the individual involved and Manager.

     Any violation of this policy prohibiting insider trading can be expected to result in serious sanctions by Manager, including dismissal of the persons involved.

4.2 Procedures to Aid in Detection and Prevention

     The following procedures have been established to aid the Employees of Manager in avoiding insider trading, and to aid in preventing, detecting, and imposing sanctions against insider trading. Every Employee of Manager must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties. If you have any questions about these procedures you should consult the Chief Compliance Officer.

     1. Identifying Inside Information. Before trading for yourself or others, including Clients, in the Securities of a company about which you may have potential inside information, ask yourself the following questions:

i.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

ii.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation?

     If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

	(a)	Report the matter immediately to the Chief Compliance Officer.
	(b)	Do not purchase or sell the Security on behalf of yourself or others, including clients.
	(c)	Do not communicate the information to anybody, other than to the Chief Compliance
Officer.
	(d)	After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.
2. Restricting Access to Material Non-public Information. Any information in your possession that you identify as material and nonpublic may not be communicated other than in the course of performing your duties to anyone, including persons within Manager, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

     3. Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

Exhibit A to Code of Ethics

Forum Securities Limited

EMPLOYEE QUESTIONNAIRE AND ACKNOWLEDGMENT FORM

     The undersigned employee (the "Employee") of Manager acknowledges having received and read a copy of the following: (i) the Manager Compliance Manual (the "Manual"); and (ii) the Manager Code of Ethics (the "Code") and agrees to abide by the provisions contained therein.

I.	Disciplinary History
	A.	Has the Employee been convicted of or pleaded guilty or nolo contendre ("no contest"), in
		the	past ten years, to:
		(1)	a felony or misdemeanor involving:
investment or investment-related business[2]
fraud, false statements, or omissions
wrongful taking of property or

	• bribery, forgery, counterfeiting, or extortion? Yes		No
(2)	any other felony? Yes	No

B.	Has any court:
(1) in the past ten years, enjoined the Employee in connection with any investment related activity? Yes No

(2)	ever found that the Employee was involved[3] in a violation of investment-related statutes or regulations? Yes No

C.	Has any Securities regulatory agency (including those of Hong Kong, the United Kingdom,
	the	People’s Republic of China, Singapore, Korea, the United States or any other nation or
	jurisdiction)	ever:
	(1)	found the Employee to have made a false statement or omission?

Yes No

(2)	found the Employee to have been involved in a violation of its regulations or statutes?

Yes No

(3)	found the Employee to have been a cause of an investment-related business having its authorization to do business, denied, suspended, revoked, or restricted? Yes No

2 For purposes of this questionnaire, "investment or investment-related" pertains to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with a broker-dealer, investment company, investment adviser, futures sponsor, bank or savings and loan association.)

3 For purposes of this questionnaire, "involved" means doing an act or aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

	(4)	entered an order denying, suspending or revoking the Employee's registration or otherwise disciplined him or her by restricting his or her activities? Yes No
D.	Has any other regulatory agency:
	(1)	ever found the Employee to have made a false statement or omission or been dishonest, unfair, or unethical? Yes No

(2)	ever found the Employee to have been involved in a violation of investment regulations or statutes? Yes No

(3)	ever found the Employee to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

Yes No

(4)	in the past ten years, entered an order against the Employee in connection with an investment-related activity? Yes No

(5)	ever denied, suspended, or revoked the Employee's registration or license, prevented him or her from associating with an investment-related business, or otherwise disciplined him or her by restricting his or her activities? Yes No

(6)	ever revoked or suspended the Employee's license as an attorney or accountant?

Yes No

E.	Has any self-regulatory organization or commodities exchange ever: (1) found the Employee to have made a false statement or omission?

Yes No

(2)	found the Employee to have been involved in a violation of its rules?

Yes No

(3)	found the Employee to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

Yes No

(4)	disciplined the Employee by expelling or suspending him or her from membership, by barring or suspending his or her association with other members, or by otherwise restricting his or her activities?

Yes No

F.	Has any foreign government, court, regulatory agency, or exchange ever entered an order against the Employee related to investments or fraud? Yes No

G.	Is the Employee now the subject of any proceeding that could result in a "yes" answer to parts A-F above? Yes No

	H.	Has a bonding company denied, paid out on, or revoked a bond for the Employee? Yes No
	I.	Does the Employee have any unsatisfied judgments or liens against him or her? Yes No
	J.	Has the Employee ever filed a bankruptcy petition or been declared bankrupt? Yes No
	K.	If you answered "yes" to any of the questions above, please give the following details of any court or regulatory action:
• the organization and individuals named • the title and date of the action • the court or body taking the action • a description of the action
II.	Potential Conflicts of Interest
	A.	Is a member of the immediate family[4] of the Employee employed in the Securities industry?

Yes No

If a member of the immediate family of the Employee is employed in the Securities industry, please indicate the company .

B.	The Employee owns or has an interest in Securities acquired in a Private Placement.

Yes No.

If "Yes", please provide the name of the issuer of such Securities, the number of shares or principal amount held and the dates of such acquisitions.

C.	The Employee maintains a personal investment or trading account over which he or she has a beneficial interest, exercises control and/or provides advice.

Yes No.

If yes, please provide a copy of the most recent statement for each such account(s) and complete Exhibit A-2.

4 For purposes of this questionnaire, "immediate family" includes parents, mother-in-law or father-in-law, husband or wife, domestic partner, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children.

III.	Initial Holdings Reports
I	hereby represent and warrant that:
1.	I have received and read the Manager Compliance Manual and Code of Ethics (together, the “Compliance Manual”) and I understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Compliance Manual applies to accounts held by (or for the benefit of) my spouse, domestic partner or any children or relatives who may share my home.
2.	In accordance with the Compliance Manual, I have fully disclosed all Securities in which I have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with whom I maintain an account in which any applicable Securities are held.
3.	I have reported and will report all transactions in Securities as required under the periodic reporting provisions of the Compliance Manual, and have obtained and will obtain prior written authorization for required transactions in Securities.
4.	I have complied and will comply with all provisions of the Compliance Manual. I am not aware of any violations of the Compliance Manual. I understand that I may be subject to sanctions up to and including termination of my employment with Manager for material violations of the Compliance Manual.

In addition, I hereby represent and warrant that:

(A)	I have listed below the names of broker-dealers or other financial institutions that house my investment and/or Securities trading accounts. If I do not have any investment and / or Securities trading accounts, I have so indicated below (attach additional pages as necessary).

Name in Which Account is Held

Institution

Type or Kind of Account

(B)	I have listed below all of my Securities holdings (attach additional pages as necessary).:

CUSIP or
		Security Name	Exchange Ticker	Number of	Principal Amount
	Issuer	and Type	Symbol (if	Shares	of Security
available)

Accepted and Agreed: Print or Type Name Signature	Title Date

Exhibit A-1 to Code of Ethics

Name:

Job Title:

I hereby represent and warrant that:

(1)	As of the date that this form is submitted (as stipulated on page 2 of this document), the accounts listed below are all of the accounts in which any Securities are held at broker-dealers or other financial institutions for my direct or indirect beneficial interest. If no Securities are held in any accounts for my direct or indirect beneficial interest, I have so indicated below (attach additional pages as necessary).

Name in Which Account is Held

Institution

Type or Kind of Account

(2) I have listed below the title and type of Security, the exchange ticker symbol or CUSIP number (as applicable), the number of shares, and the principal amount of each reportable security in which I have any direct or indirect beneficial ownership, as of the date set forth below (attach additional pages as necessary):

Date

CUSIP or
		Security Name	Exchange Ticker	Number of	Principal Amount
Custodian	Issuer	and Type	Symbol (if	Shares	of Security
available)

I hereby further represent and warrant that:

1.	I have received and read the Manager Code of Ethics and Compliance Manual (together, the “Compliance Manual” – available on the shared drive at L:\Code of Ethics and Compliance Manual) and I understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Compliance Manual applies to accounts held by (or for the benefit of) my spouse, domestic partner or any children or relatives who may share my home.
2.	In accordance with the Compliance Manual, I have hereby fully disclosed all Securities in which I have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with whom I maintain an account in which any applicable Securities are held.
3.	I have reported and will report all transactions in Securities as required under the periodic reporting provisions of the Compliance Manual, and have obtained and will obtain prior written authorization for required transactions in Securities.
4.	I have complied and will comply with all provisions of the Compliance Manual. I am not aware of any violations of the Compliance Manual. I understand that I may be subject to sanctions up to and including termination of my employment with Manager for material violations of the Compliance Manual. I understand my obligation to report any actual or suspected violations of the Compliance Manual by other Employees, to the Chief Compliance Officer.

Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a Client of Manager, such as the existence of any economic relationship between my transactions and Securities held or to be acquired by Manager.

I declare that the information I have provided herein is true and accurate:

Signature of Person Submitting Form

Date this Form Submitted

Notes to Holdings Report (if any - attach additionalpages as necessary)

[END OF REPORT]

Exhibit A-2 to Code of Ethics

PROPRIETARY ACCOUNT LIST/DIRECTORSHIPS

     I certify that the brokerage accounts listed below constitute all of my Proprietary Accounts and that I hold no Securities in which I may be deemed to have beneficial ownership other than in my Proprietary Accounts, except as are listed in the second to last paragraph hereof. (Use reverse side if additional space is needed.) If I establish any new Proprietary Account or if I become the direct or indirect beneficial owner of Securities not held in a Proprietary Account, I will promptly advise the Chief Compliance Officer of the existence and identity of such Proprietary Account or Securities.

Name and Address of Broker

Account Name

Account Number

Further, please indicate the name, address and account number for any investment and/or trading accounts in which Securities can be purchased/sold that are either: (a) held by family members living in your household (even where you do not maintain an interest in the account and/or you do not control the investment decisions of such accounts) or (b) managed for you by third party money managers (even if you do not control the investment decisions of such accounts).

I am a director of the following public and private companies:

Date Completed:

Signature:

Print Name:

Exhibit B to Code of Ethics

For the calendar quarter ended

2013 (the “Quarter”)

Select 1of the following 3 options

No reportable transactions during the Quarter.

I have arranged for my broker(s) or financial institution(s) to send duplicate account statements or confirmations directly to the Chief Compliance Officer and I confirm that all transactions during the Quarter required to be disclosed pursuant to Manager’s Code of Ethics have been duly disclosed.

The following is a record of every transaction in which I had, or by reason of which I acquired, beneficial ownership of a Security during the Quarter, other than transactions that were previously reported on a duplicate account statement or confirmation and reported to the Chief Compliance Officer.

				Number	Interest Rate
	Issuer	CUSIP or		of Shares	and
	and	Exchange		or	Maturity	Price
Transaction	Security	Ticker (if		Principal	Date (if	Per	Transacting
Date	Title	applicable)	Buy/Sell/Other	Amount	applicable)	Unit	Institution

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN. IF MORE SPACE IS NEEDED, PLEASE ATTACH ADDITIONAL PAPER USING THE SAME FORMAT.

I confirm that in respect of the Quarter all transactions disclosed herein or required to be disclosed pursuant to Manager’s Code of Ethics have been conducted in compliance with such Code of Ethics.

I declare that the information given herein is true and accurate:

Signature of Person Submitting Form

Date

Print Name

Exhibit C to Code of Ethics

Initial Public Offering and Limited Offering Preclearance Form

TO: FROM:	Chief Compliance Officer

Pursuant to Manager’s Code of Ethics, I request clearance for the following proposed transactions:

Type and Amount of Security

Purchase or Sale

I understand that:

1.	I am required to obtain the prior written approval the Chief Compliance Officer before, directly or indirectly, acquiring or disposing of beneficial ownership in Initial Public Offerings (IPOs) and Private Placements (Limited Offerings).
2.	The Chief Compliance Officer may reject any trade request in their sole discretion, and no reason need be given for such rejection.
3.	The pre-clearance will be valid for one trading day for market orders and limit orders.
4.	This clearance may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the Security arises and, in the reasonable judgment of the Chief Compliance Officer, the completion of my trade would be inadvisable.
5.	Clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.
6.	I am ultimately responsible for compliance with the insider trading provisions of federal and state Securities laws.

Print or Type Name Signature	Title Date

Approval:

Chief Compliance Officer

Print or Type Name

Title

Signature